                                                                    EXHIBIT 4(d)

                          P R 0 M I S S 0 R Y   N 0 T E

$5,200,000.00                                                 December 29, 1995


        FOR VALUE RECEIVED, after date, without grace, in the manner, on the dates and in the amounts so herein stipulated, the undersigned, ADAMS RESOURCES EXPLORATION CORPORATION, a Delaware corporation ("Borrower") , PROMISES TO PAY TO THE ORDER OF NATIONSBANK OF TEXAS, N.A., a national banking association ("Lender"), in Houston, Harris County, Texas, the sum of FIVE MILLION TWO HUNDRED THOUSAND AND N0/100 DOLLARS ($5,200,000.00) or, if less, the aggregate unpaid principal amount of advances made by Lender to Borrower pursuant to this Note, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, and to pay interest on the unpaid principal amount from date until maturity at the rate or rates described in this Note ("Stated Rate"), not to exceed the maximum non-usurious interest rate permitted by applicable law from time to time in effect as such law may be interpreted, amended, revised, supplemented or enacted ("Maximum Rate"), provided that if at any time the Stated Rate exceeds the Maximum Rate then interest hereon shall accrue at the Maximum Rate. In the event the Stated Rate subsequently decreases to a level less than the Maximum Rate or if the Maximum Rate applicable to this Note should subsequently be increased to a level greater than the Stated Rate, then, in either case, interest hereon shall thereafter accrue at a rate equal to the applicable Maximum Rate until the aggregate amount of interest accrued through the term of this Note equals the aggregate amount of interest which would have accrued at the Stated Rate without regard to any usury limit, at which time interest hereon shall again accrue at the Stated Rate.

     Accrued and unpaid interest on each LIBOR Loan shall be due and payable on the last day of the Interest Period with respect to such LIBOR Loan. All other accrued and unpaid interest hereunder shall be due and payable on December 31, 1995 and on the last day of each calendar quarter thereafter. A principal payment in the amount of $433,333.00 shall be due and payable on September 30, 1996, and on the last day of each calendar quarter thereafter. All unpaid principal and accrued and unpaid interest on this Note shall be due and payable on January 26, 1997.

     Subject to the provisions of paragraphs (3) and (5) below, unless Borrower has elected, pursuant to paragraph (2) below, that interest on all or a portion of the outstanding principal amount of this Note shall accrue at the Adjusted LIBOR Rate, Borrower shall


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pay interest on the outstanding principal amount of this Note at the Base Rate.

          (1) Borrower may, at any time upon the expiration of any Interest Period, or at any time with respect to a portion of the outstanding principal balance of this Note that does not constitute a LIBOR Loan, elect that the per annum rate of interest on all or any portion of the outstanding principal amount of this Note accrue at the Base Rate. Accrued and unpaid interest on this Note under this paragraph (1) shall be calculated on the basis of a 365-day year, and the actual number of days elapsed.

          (2) Upon three (3) business days written notice to Lender of such election and of the Interest Period selected by Borrower, Borrower may, effective upon the expiration of any Interest Period, or effective any other time with respect to a portion of the outstanding principal balance of this Note that does not constitute a LIBOR Loan, elect that the per annum rate of interest on at least $100,000.00 of the outstanding principal amount of this Note accrue at the Adjusted LIBOR Rate, but only if at the time of such election (A) no Event of Default exists hereunder, and (B) after giving effect to such election, the aggregate number of all outstanding LIBOR Loans will not exceed eight (8). Accrued and unpaid interest on each LIBOR Loan shall be calculated on the basis of a 365-day year, and the actual number of days elapsed.

          (3) In the event that Lender shall have determined (which determination shall, absent manifest error, be final, conclusive and binding):

               (i) that adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the LIBOR Rate;

               (ii) that the relevant LIBOR Rate does not represent the effective pricing to Lender for funding or maintaining a LIBOR Loan, or Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in respect of any LIBOR Loan, in any such case because of (a) any change in any applicable law or governmental rule, regulation, guideline or order or any interpretation thereof and including the introduction of any new law or governmental rule, regulation, guideline or order (such as, for example but not limited to, a change in official

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     reserve requirements) and/or (b) other circumstances which materially and adversely affect Lender, the LIBOR Market, or the position of Lender in such market; or

          (iii) that the making or continuance by Lender of any LIBOR Loan has become unlawful by its compliance in good faith with any law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), or has become impracticable as a result of a contingency occurring which materially and adversely affects Lender, the LIBOR Market, or the position of Lender in such market;

then, and in any such event, Lender shall promptly after making such determination give written notice to Borrower. Thereafter, in the case of clause
(i) or (ii) above, the applicable Adjusted LIBOR Rate shall be the per annum rate of interest for each Interest Period specified from time to time by Lender, taking into account the circumstances described above. Any subsequent election of the Adjusted LIBOR Rate by Borrower shall be an election of the Adjusted LIBOR Rate so specified by Lender. In the case of clause (iii) above, Borrower's right to elect the Adjusted LIBOR Rate as the basis for determining accrued interest under this Note shall be suspended until such time as Lender notifies Borrower that the circumstances described in such clause no longer exist, and interest on this Note shall, after the end of the then applicable Interest Period(s), but subject to the post-default provisions of this Note, accrue at the Base Rate.

     (4) Borrower shall compensate Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such amounts and the calculation thereof and shall, absent manifest error, be final, conclusive and binding), for all losses, expenses and liabilities (including, without limitation, any loss, interest, expense, penalty or other amounts paid or incurred by Lender in connection with any deposits or funds liquidated or re-employed by Lender, to the extent not received by Lender in connection with the re-employment of such funds) reasonably incurred by Lender (A) if any repayment or-prepayment (including, without limitation, payment after acceleration) of any LIBOR Loan occurs on a date which is not the last day of the Interest Period applicable thereto, (B) if any prepayment of any LIBOR Loan is not made on any date

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 specified in a notice of prepayment given by Borrower, or (C) as a consequence of any default by Borrower in repaying any interest or principal on this Note when required. The calculation of all amounts payable to Lender on LIBOR Loans shall be made on the assumption that Lender has funded each LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Loan with a maturity equivalent to the Interest Period applicable to such LIBOR Loan, and through the transfer of such Eurodollar deposit from an office of Lender outside the United States to an office of Lender in the United States; provided that Lender may fund any LIBOR Loan in any manner that it chooses in its sole discretion and the foregoing assumptions shall only be made in order to calculate amounts payable under this Note.

     (5) In the event that Lender shall have determined that the adoption of any requirement of law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy made or issued (whether or not having the force of law and whether or not non-compliance therewith would be unlawful) from any central bank or other governmental authority or agency, does or will have the effect of increasing the amount of capital required or expected to be maintained by Lender (or any corporation controlling Lender), and Lender shall determine that such increase is based upon the existence of Lender's commitment or obligations hereunder with respect to making LIBOR Loans and other commitments or obligations of this type, then from time to time upon the written demand by Lender to Borrower, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for any increased costs or reduced rate of return on capital or assets of Lender resulting from such circumstances. A certificate as to any such additional amount or amounts showing in reasonable detail the basis for the calculation thereof submitted to Borrower by Lender shall, absent manifest error, be final, conclusive and binding.

     (6) As used herein, the following terms shall have the following meanings:

          (i) "Adjusted LIBOR Rate" shall mean the LIBOR Rate plus one and one-fourth percent (1-1/4%) per annum.

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     (ii) "Base Rate" shall mean the variable rate of interest announced by
Lender from time to time as its base rate of interest and, without notice to Borrower or any other person, such rate of interest shall change as and when changes in that base rate of interest are announced. The Base Rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, it being understood that many of Lender's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate of interest actually charged on any loan, and that Lender may make various commercial or other loans at rates of interest having no relationship to the Base Rate.

     (iii) "Interest Period" shall mean the interest period to be applicable to any LIBOR Loan, each of which Interest Periods shall be either a one month period, a two month period, a three month period or a six month period; provided, however,

          (A) if any Interest Period would otherwise expire on a day which is not a business day, such Interest Period shall expire on the next succeeding business day; provided, that if any Interest Period would otherwise expire on a day which is not a business day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding business day;

          (B) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last business day of such calendar month; and

          (C) No Interest Period shall extend beyond the maturity date of this Note.

     (iv) "LIBOR Loan" shall mean at least $100,000.00 of the outstanding principal balance of this Note as to which Borrower has elected the Adjusted LIBOR Rate option.

     (v) "LIBOR Rate" shall mean, with respect to each Interest Period, but subject to the provisions this Note, the rate per annum quoted by Lender

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               as the rate which Lender, in accordance with its usual practice, is offering first-class banks in the LIBOR Market for deposits of dollars (lawful money of the United States of America) for such Interest Period at or about 11:00 a.m. London, England time two
               (2) business days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period.

                     (vi) "LIBOR Market" shall mean the London interbank
               Eurocurrency market.

         Upon the occurrence of an Event of Default (hereinafter defined), or in the event this Note is declared due, interest shall accrue at the Maximum Rate.

         The occurrence of any of the following shall constitute an "Event of Default" under this Note:

              (a) Any default in the payment of any installment of interest when due hereunder if such default remains uncured for a period of three (3) days after Lender gives written notice of the existence thereof to Borrower;

              (b) Any default in the payment of any installment of principal when due hereunder, or any other default hereunder;

              (c) Any Event of Default under, and as defined in, that certain Loan Agreement dated August 20, 1993, by and between Lender and KSA Industries, Inc. ("KSA") , as amended by that certain First Amendment to Loan Agreement dated September 8, 1993 between KSA and Lender, by that certain Second Amendment to Loan Agreement dated May 31, 1994 between KSA and Lender and by that certain Third Amendment to Loan Agreement dated April 28, 1995 between KSA and Lender, and as the same may be further amended from time to time;

              (d) Any Event of Default under, and as defined in, that certain Loan Agreement dated October 27, 1993 by and among Lender and Service Transport Company, Borrower, Ada Crude Oil Company, Buckley Mining Corporation, Ada Resources, Inc., CJC Leasing, Inc., Classic Coal Corporation, Ada Mining Corporation and Bayou City Barge Lines, Inc. (collectively, the "Borrower Group"), as amended by that certain First Amendment to Loan Agreement dated October 27, 1994 among the Borrower Group and Lender and by that certain Second Amendment to Loan Agreement of even date herewith among the Borrower Group


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         and Lender, and as the same may be further amended from time to time;
         or

              (e) Any Event of Default under, and as defined in, that certain Note Purchase Agreement (the "Note Purchase Agreement") of even date herewith, executed by KSA for the benefit of Lender.

         Upon the occurrence of an Event of Default hereunder, Lender may accelerate and declare this Note immediately due and payable without notice. Any failure to exercise this option shall not constitute a waiver by Lender of the right to exercise the same at any other time. It is agreed that time is of the essence of this agreement.

         Borrower may prepay this Note, in whole or in part, at any time prior to maturity without penalty (except as may be expressly required pursuant to the provisions of this Note), and interest shall cease on any amount prepaid. Any partial prepayment shall be applied to payments in the inverse order of maturity.

         Any check, draft, money order or other instrument given in payment of all or any part hereof may be accepted by the holder hereof and handled in collection in a customary manner, but same shall not constitute payment hereof or diminish any rights of Lender except to the extent that actual cash proceeds of such instrument are unconditionally received by Lender.

         Borrower hereby agrees to pay all expenses, including reasonable attorneys' fees, all of which shall become a part of the principal hereof, incurred by Lender if this Note is placed in the hands of an attorney for collection or if collected by suit or through any probate, bankruptcy or any other legal proceedings.

         It is expressly stipulated and agreed to be the intent of Borrower and Lender to comply with applicable Texas law governing the maximum non-usurious rate or amount of interest payable on or in connection with this Note (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). Accordingly, it is agreed that notwithstanding any provision to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, no such provision shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is provided for, or shall be judicially interpreted to be so provided for, in this Note or in any of the documents securing payment hereof or otherwise relating hereto, or if the acceleration of the maturity of this Note or any prepayment by Borrower results in Borrower's having paid any interest in excess of that permitted by applicable law, then in any such event, it is


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the express intent of Borrower and Lender that (1) the provisions of this paragraph shall govern and control, (2) neither Borrower nor any endorser or guarantor of this Note, nor their respective heirs, legal representatives, successors or assigns, nor any other party liable for the payment hereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to Borrower, and (4) the provisions of this Note and any documents securing payment of this Note shall be automatically deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so that the effective rate of interest shall be reduced to the Maximum Rate. For the purpose of determining the Maximum Rate, all sums paid or agreed to be paid to Lender for the use, forbearance or detention of the proceeds of this Note shall be amortized, prorated, allocated and spread throughout the full term of this Note so that the rate or amount of interest on account of this Note is uniform throughout the term hereof and does not exceed the applicable usury ceiling.

         Borrower agrees that the Maximum Rate to be charged or collected pursuant to this Note shall be the applicable indicated rate ceiling as defined in TEX. REV. CIV. STAT. ANN. Art. 5069-1.04, provided that Lender may rely on other applicable laws, including without limitation laws of the United States, for calculation of the Maximum Rate if the application thereof results in a greater Maximum Rate. Except as provided above, the provisions of this Note shall be governed by the laws of the State of Texas.

         Each maker, surety, guarantor and endorser waives demand, grace, notice, presentment for payment, notice of intention to accelerate the maturity hereof, notice of the acceleration of the maturity hereof and protest, and agrees that this Note and the liens securing its payment may be renewed, and the time of payment extended, from time to time, without notice and without releasing any of the foregoing.

         This Note is given in renewal and extension of a Promissory Note dated June 15, 1995, executed by Borrower, payable to the order of Lender in the amount of $5,200,000.00, which Promissory Note was given in renewal and extension of a Promissory Note (the "Original Note") dated April 13, 1994, executed by Borrower, payable to Lender in the amount of $5,200,000.00, and the liens securing the payment thereof are not released but are hereby ratified and hereby carried forward to secure this Note.

         The principal of the Original Note was advanced by Lender to Borrower to permit Borrower to acquire certain oil and gas properties from Torch-I Development Drilling Program, Ltd. Borrower will not sell, transfer, pledge, encumber or otherwise


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
dispose of any of such oil and gas properties without the prior written consent of Lender.

         This Note is the Note referred to in, is subject to, and is entitled to the benefits of, the Note Purchase Agreement and that certain Guaranty Agreement dated October 27, 1993, executed by Adams Resources & Energy, Inc. for the benefit of Lender, as amended from time to time, including by that certain Amendment to Guaranty Agreement of even date herewith, executed by Adams Resources & Energy, Inc. for the benefit of Lender.

         Borrower represents and warrants that this loan is for business, commercial, investment or similar purpose and not primarily for personal, family or household use, as such terms are used in (i) Chapter One of the Texas Credit Code, (ii) 12 CFR 226 (1969 and as amended) and (iii) 12 CFR Part 34, Subpart B
(1988).

                                     ADAMS RESOURCES EXPLORATION
                                     CORPORATION


                                     By:
                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:          Treasurer
                                              ----------------------------------

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
                            NOTE PURCHASE AGREEMENT


         THIS NOTE PURCHASE AGREEMENT (this "Note Purchase Agreement") dated the 29th day of December, 1995, is among KSA INDUSTRIES, INC., a Delaware corporation (the "Purchaser") , ADAMS RESOURCES EXPLORATION CORPORATION, a Delaware corporation (the "Borrower"), and NATIONSBANK OF TEXAS, N.A., a national banking association (the "Bank")

         1. Declaration. The Borrower has executed a promissory note dated of even date herewith, in the original principal amount of $5,200,000.00, payable to the order of the Bank (which promissory note or any renewal, extension or rearrangement thereof is referred to herein as the "Note"), a copy of which is attached hereto as Exhibit "A". As a condition precedent to funding the Note, the Bank requires the Purchaser to enter into this Note Purchase Agreement. The Purchaser believes, and represents and warrants to the Bank, that the Purchaser will obtain substantial benefit from the loan made by the Bank to the Borrower pursuant to the Note. Therefore, in order to induce the Bank to fund the Note and enter into all related credit documents, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Purchaser and the Bank hereby agree to the terms set forth herein.

         2. Events of Default. For purposes of this Note Purchase Agreement, each of the following items will be an event of default ("Event of Default") hereunder:

            2.01 The Borrower shall fail to pay all amounts due under the Note on or prior to the date on which the Note matures, whether upon acceleration, or at any other time;

            2.02 Any other default, however denominated, under the terms of this Note Purchase Agreement, the Note or any agreement securing the Note or any related credit document, shall have occurred;

            2.03 Any representation or warranty made in this Note Purchase Agreement, the Note or any related credit document shall prove to be incorrect in any material respect when made;

            2.04 Any Event of Default under, and as defined in, that certain Loan Agreement dated August 20, 1993, between the Purchaser and the Bank, as amended by that certain First Amendment to Loan Agreement dated September 8, 1993 between the Purchaser and the Bank, by that certain Second Amendment to Loan Agreement dated May 31, 1994 between the Purchaser and the Bank and by that certain Third Amendment to Loan Agreement dated April 28, 1995 between the Purchaser and the Bank, and as the same may be further amended from time to time, shall have occurred, or if the commitment of the Bank under said Loan Agreement is terminated for any reason; or

            2.05 Any Event of Default under, and as defined in, that certain Loan Agreement dated October 27, 1993, among the Bank and Service Transport Company, the Borrower, Ada Crude Oil Company, Buckley Mining Corporation, Ada Resources, Inc., CJC Leasing, Inc., Classic Coal Corporation, Ada Mining Corporation and Bayou City Barge Lines, Inc. (collectively, the "Borrower Group") , as amended by that certain First Amendment to Loan Agreement dated October 27, 1994 among the Borrower Group and the Bank and by that certain Second Amendment to Loan Agreement of even date herewith among the Borrower Group and the Bank, and as the same may be further amended from time to time, shall have occurred.

         3. Note Purchase.

            3.01 Note Purchase Obligation. Following an Event of Default, the Bank may at any time request that Purchaser purchase the Note, and, within five
(5) business days after such request is made, Purchaser will purchase the Note by paying to the Bank, as the purchase price therefor, an amount (the "Purchase Amount") equal to the entire outstanding principal balance of and accrued and unpaid interest on the Note and all other fees or indebtedness owed to the Bank under the Note, any document securing the Note or any related credit document as of the date of such purchase, such payment to be made at Bank's office at 700 Louisiana, 8th Floor, Houston, Texas 77002, in lawful money of the United States and in immediately available funds, without offset, defense or counterclaim.

            3.02 Assignment and Delegation. If the Note is purchased by Purchaser pursuant to this Note Purchase Agreement, the Bank upon receipt of the Purchase Amount, shall endorse and deliver the Note to Purchaser and assign and delegate all of the Bank's rights and duties under the Note, all without recourse to the Bank and without representations or warranties of any kind or character, express or implied, except for the Bank's warranty of title to the Note. Purchaser agrees to accept the assignment and delegation and therefore to accept the rights and assume the duties of the Bank in relation thereto. The Borrower agrees, that following such assignment and delegation, the Bank shall be released from any duties the Bank might have to the Borrower under the Note or any related documents, and that following such assignment and delegation, the Borrower will look solely to the Purchaser for performance of those duties. The Borrower agrees that following such assignment and delegation, the Borrower will remain fully bound by the terms and conditions of the Note and any related documents as if the Purchaser had been the Bank when the Note and any other documents were initially executed.

            3.03 Subordination. If the Note is purchased by the Purchaser pursuant to this Note Purchase Agreement, the Purchaser may receive payments on the Note unless and until such time as


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
Borrower is in default of any of its obligations to the Bank, or any document or instrument on which the Borrower has liability is in default to the Bank, after which time the Purchaser will not ask, demand, sue for, take or receive any part of the indebtedness evidenced by the Note unless or until all indebtedness of the Borrower to the Bank, now existing or hereafter arising, shall have been paid in full. Notwithstanding the foregoing, at all times after its purchase of the Note pursuant to this Note Purchase Agreement, the Purchaser shall be entitled to receive, and shall apply against the indebtedness evidenced by the Note, all proceeds generated by the operation or sale of the oil and gas properties acquired by the Borrower with the proceeds of the Note. The Purchaser hereby agrees that, except as expressly set forth above, in the event it purchases the Note from the Bank, all of its rights to receive any payments under the Note from the Borrower, as well as any and all rights it may have or acquire to any security for the repayment of the Note other than the proceeds of the oil and gas properties described above, shall be subordinate and junior in all respects to all indebtedness of the Borrower to the Bank outstanding at any time, whether now or hereafter incurred, created or evidenced, and however such indebtedness may be extended, renewed or evidenced, as well as to all security held by the Bank for such indebtedness.

         4. Purchaser's Representations and Warranties. The Purchaser hereby represents and warrants to the Bank as follows:

            4.01 Documents. The Purchaser (i) has examined the Note and the related credit documents and approved them for the purposes of this Note Purchase Agreement and (ii) agrees to any renewal, extension or rearrangement of the Note or any related credit document which may hereafter be executed in connection with the Note.

            4.02 Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by the Purchaser of this Note Purchase Agreement are within the Purchaser's powers, have been duly authorized by all necessary action, will not contravene (i) the Purchaser's Certificate of Incorporation or Bylaws or (ii) any law, regulation, order or material contractual restriction affecting the Purchaser or its property and will not result in, or require the creation or imposition of, any lien on any of the Purchaser's property, assets or revenues pursuant to the provisions of any such contract or other agreement, instrument or undertaking. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Purchaser of this Note Purchase Agreement.


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
            4.03 Binding Obligations. This Note Purchase Agreement is the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

         5. Purchaser's Covenants.

            5.01 Purchase Obligation Absolute. The Purchaser will perform under the terms of this Note Purchase Agreement regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Bank with respect thereto. The duty of the Purchaser hereunder shall be absolute and unconditional irrespective of:

                 (a) any default or event of default, however, denominated, that has occurred under the Note or any related credit document;

                 (b) any lack of validity or enforceability of the Note or any related credit document;

                 (c) any amendment to, waiver of or consent to departure from the terms of the Note or any related credit document;

                 (d) any renewal, extension, assumption or rearrangement of, or any other indulgence with respect to, the Note or any related credit document;

                 (e) any exchange, release or non-perfection of any collateral, or any release of, amendment to, waiver of or consent to departure from any guaranty hereafter executed in favor of the Bank guaranteeing the obligations of Borrower under the Note or any related credit document;

                 (f) any lack of validity or enforceability of any lien on any collateral securing the repayment of the Note or any related credit document, including a lack of validity or enforceability due to prior or otherwise competing liens;

                 (g) any lack of creditworthiness of the Borrower, including the Borrower's bankruptcy, assignment for the benefit of creditors or appointment of a receiver; or

                 (h) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower or any guarantor.

            5.02 Payment Amount. The Purchaser agrees that, to the extent that the Borrower makes payments to the Bank, or the Bank receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or otherwise required to be repaid, then to the extent the Purchase Amount would have been reduced by the amount of such invalidated, set aside or repaid payments, the Purchase Amount shall be increased to reflect such occurrence. The Purchaser shall defend and indemnify the Bank from and against any claim or loss under this Section (including reasonable attorneys, fees and expenses) in the defense of any such action or suit.

            5.03 Waiver of Notices. The Purchaser hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate and any other notice with respect to any actions the Bank may take pursuant to this Note Purchase Agreement, the Note or any related credit document. Nothing in this Section is intended to eliminate the requirement that the Bank make a request to purchase the Note pursuant to Section 3.01 of this Note Purchase Agreement.

            5.04 Other Remedies. The Purchaser hereby waives any requirement that the Bank protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other person or any collateral, including any action required by Chapter 34 of the Texas Business and Commerce Code.

            5.05 Costs and Expenses. The Purchaser agrees to pay to the Bank all costs, attorneys' fees and other expenses incurred by the Bank in an effort to enforce and/or collect all or any part of the indebtedness evidenced by the Note, or to enforce any of the Purchaser's obligations hereunder.

         6. Remedies.

            6.01 Right of Set-Off. Upon making the request that the Purchaser purchase the Note pursuant to Section 3.01 hereof, the Bank is authorized to hold as collateral for the payment of the Purchase Amount any funds, investment accounts or deposits the Purchaser has at the Bank, up to the amount of the Purchase Amount, and, if the Purchaser defaults in the payment of the Purchase Amount when due, to set off and apply any funds, investment accounts or deposits and other indebtedness that the Bank owes the Purchaser against any and all of the obligations of the Purchaser under this Note Purchase Agreement. The Bank agrees promptly to notify the Purchaser after any such holding of collateral or set-off made by the Bank, provided that the failure to give such notice shall not affect the validity of such holding of collateral or set-off.

            6.02 Limitation of Remedy. If the Bank should breach any of the terms of this Note Purchase Agreement, the Bank shall be liable for actual damages, if any, incurred by the Purchaser as a result of such breach, but such breach shall in no way release the Purchaser from its obligations hereunder, including the Purchaser's obligation to purchase the Note for the Purchase Amount, and any damages the Purchaser might incur as a result of such breach shall not be offset against the Purchase Amount that the Purchaser is required to pay under the terms of this Note Purchase Agreement.

         7. Miscellaneous.

            7.01 Notice. Unless otherwise specified, all notices and other communications provided for in this Note Purchase Agreement shall be in writing and delivered or transmitted, including by telecopy, to the addresses set forth below the signatures herein, or to such other address as shall be designated by the Purchaser, the Borrower or the Bank in written notice to the other parties. Any notice pursuant to this Note Purchase Agreement shall be deemed given when received by the party to whom it is directed or when deposited in the United States mail, certified, return receipt requested, with the postage prepaid, addressed to the party as provided herein.

            7.02 Amendments, Etc. No amendment or waiver of any provision of this Note Purchase Agreement, nor any consent to any departure by the Purchaser or the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            7.03 No Waiver. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

            7.04 Transfer of Interest. This Note Purchase Agreement shall create a continuing obligation and shall (a) remain in full force and effect until payment in full and termination of the obligations of Borrower to the Bank under the Note and all related credit documents, (b) be binding upon the Borrower, the Purchaser and their respective heirs, legal representatives, successors and assigns, and (c) inure, together with the rights and remedies of the Bank hereunder, to the benefit of the Bank and its successors, transferees and assigns. The Purchaser may not assign its rights nor delegate its duties hereunder without the prior written permission of the Bank.

            7.05 Termination of Purchase Obligation. When the Borrower has fully paid or otherwise performed the obligations under the Note and all related credit documents, and the Bank has received all of the outstanding principal, interest, fees and other amounts due it under the Note and all related credit documents, the obligations of the Purchaser hereunder shall be terminated and released.

            7.06 Governing Law. THIS NOTE PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

            7.07 Counterparts. This Note Purchase Agreement may be executed in multiple counterparts, any one or more of which may contain the signature of any party hereto. All of such counterparts taken together shall constitute a complete executed original hereof.

            EXECUTED as of the day and year first above written.


                                     KSA INDUSTRIES, INC.



                                     By: /s/   Scott L. Thompson
                                        ---------------------------------
                                        Name:  Scott L. Thompson
                                             ----------------------------
                                        Title: EVP
                                              ---------------------------

                                     Address for Notice:
                                     6910 Fannin
                                     Houston, Texas 77030
                                     Telecopy No.: 797-9301


                                     ADAMS RESOURCES EXPLORATION
                                     CORPORATION


                                     By:
                                        ---------------------------------
                                        Name:
                                             ----------------------------
                                        Title:  Treasurer
                                              ---------------------------

                                     Address for Notice:
                                     6910 Fannin
                                     Houston, Texas 77030
                                     Telecopy No.: 795-4495

                                     NATIONSBANK OF TEXAS, N.A.



                                     By:       /s/ James R. Allred
                                        ---------------------------------
                                        Name:  James R. Allred
                                             ----------------------------
                                        Title: Vice President
                                              ---------------------------


                                     Address for Notice:
                                     700 Louisiana, 8th Floor
                                     Houston, Texas 77002
                                     Telecopy No.: 247-6432